FOR IMMEDIATE RELEASE For More Information:
Claire S. Bean, CFO & COO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 207.786.3245 ext. 6202 www.northeastbank.com
Northeast Bancorp Completes TARP Preferred Stock Redemption

Lewiston, ME (November 28, 2012) ‒ Northeast Bancorp (“Northeast” or the “Company”) (NASDAQ: NBN), a Maine-based full-service financial services company and parent of Northeast Bank (the “Bank”), today announced the redemption, at par value, of all shares of preferred stock sold in December of 2008 to the U.S. Department of the Treasury (the “Treasury”).  The Company issued 4,227 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock to the Treasury under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program.  The Company paid $4.2 million to redeem the preferred stock, including $8 thousand of accrued and unpaid dividends.  The funds for the redemption came from existing financial resources of the Company.

The Company expects to notify the Treasury of its intent to repurchase the warrant for up to 67,958 shares of the Company’s common stock issued in connection with the Company’s participation in the TARP Capital Purchase Program.  In order to complete the repurchase, the Company and the Treasury must agree on the repurchase price (or the fair market value) of the warrant.  The Company intends to pursue an agreement with the Treasury; however there is no assurance that an agreement will be reached and the warrant may remain outstanding.

The Company expects to record approximately $257 thousand of dividends and discount accretion, or $0.02 per share, as a reduction of net income available to common shareholders in the quarter ended December 31, 2012, consisting of $34 thousand of dividends and $223 thousand of discount accretion, representing the difference between the carrying value of the preferred stock and its par value.

The Company’s capital ratios as of September 30, 2012 and pro forma capital ratios on that date assuming TARP preferred stock redemption follow.

	Actual	Pro forma
Total capital to risk weighted assets	31.30%	30.24%
Tier 1 capital to risk weighted assets	31.13%	30.07%
Tier 1 capital to average assets	18.37%	17.86%

About Northeast Bancorp
Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a full-service bank headquartered in Lewiston, Maine. Northeast Bank offers traditional banking services through its Community Banking Division, which operates ten full-service branches, some with investment centers, and four loan production offices that serve individuals and businesses located in western and south-central Maine and southern New Hampshire. Northeast Bank’s Loan Acquisition and Servicing Group purchases and originates commercial loans for the Bank’s portfolio. ableBanking, a division of Northeast Bank, offers savings products to consumers online. Information regarding Northeast Bank can be found on its website at www.northeastbank.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks as described in the registration statement referred to above and in the Company’s other filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.